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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Forest Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

April 4, 2006

Dear Fellow Shareholder:

        We cordially invite you to the annual meeting of shareholders of Forest Oil Corporation to be held on Wednesday, May 10, 2006, at 9:00 a.m., M.D.T., at the Marriott Hotel, 1701 California Street, Denver, Colorado.

        At this year's meeting, you will be asked to elect three Class III directors and ratify the appointment of KPMG LLP as our independent registered public accountants. Details regarding each of the proposals are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

        Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote by Internet, by telephone, or by mailing a proxy or voting instruction card. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

        Thank you for your continued interest in Forest Oil.

Sincerely,

H. Craig Clark President and Chief Executive Officer

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The annual meeting of shareholders of Forest Oil Corporation will be held at the Marriott Hotel, 1701 California Street, Denver, Colorado 80202, on Wednesday, May 10, 2006, beginning at 9:00 a.m., M.D.T. The items of business are:

  1.
  Election of three Class III directors;

  2.
  Ratification of the appointment of KPMG LLP as Forest's independent registered public accountants for the year ending December 31, 2006; and

  3.
  Consideration of such other business as may be properly brought before the meeting.

        Shareholders of record of Forest common stock at the close of business on March 22, 2006 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

        Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or by following the Internet or telephone voting instructions on the proxy card. For specific instructions about how to vote your shares, please refer to the section General Information—How To Vote—of this proxy statement and the instructions on the proxy or voting instruction card.

By Order of the Board of Directors,

Cyrus D. Marter IV Vice President, General Counsel and Secretary

        This notice of annual meeting and proxy statement and form of proxy are first being mailed to our shareholders on or about April 4, 2006.

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 10, 2006

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
www.forestoil.com

GENERAL INFORMATION

Proxy Solicitation

        These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Forest Oil Corporation ("Forest"), a New York corporation, for Forest's annual meeting of shareholders to be held at 9:00 a.m., M.D.T., on Wednesday, May 10, 2006, at the Marriott Hotel, 1701 California Street, Denver, Colorado. The proxies also may be voted at any adjournments or postponements of the meeting. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies by mail, telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners. Forest will bear all costs incurred in connection with the preparation, assembly, and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks, and other nominees, fiduciaries, and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Forest common stock. As of the mailing of these proxy materials, we have not engaged anyone to assist with the solicitation of proxies, although we may later choose to do so. If, after the mailing of this proxy statement and prior to the annual meeting, we retain a proxy solicitation firm, we will pay the cost, which we estimate will not exceed approximately $7,000, plus out-of-pocket expenses.

Shareholders Entitled to Vote

        Shareholders of record at the close of business on March 22, 2006, the record date, are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Forest common stock held. On March 22, 2006, there were 62,760,928 shares of Forest common stock issued and outstanding.

How to Vote

        Whether you hold shares directly as a shareholder of record, or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy and if you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker or trustee or nominee. You may cast your vote by proxy as follows:

  •
  By Internet—you may vote using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the "proxy card");

  •
  By telephone—you may vote by using the toll-free telephone number listed on the enclosed proxy card; or

  •
  By mailing the proxy card—you may vote by completing, signing, dating, and mailing the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

        Please refer to the proxy card forwarded by your bank, broker, or other nominee to see which voting options are available to you and directions on how to vote. If you vote by Internet or by telephone, you do not need to return your proxy card.

        If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted "FOR" the election of all director nominees and "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2006.

        If you sign the proxy card of your broker, trustee, or other nominee but do not provide instructions, your shares will not be voted unless your broker, trustee, or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." Brokers who are members of the NYSE have discretionary authority to vote the shares of a beneficial owner in the election of our directors and the ratification of KPMG LLP as our independent registered public accountants.

        Participants in the Retirement Savings Plan of Forest Oil Corporation ("401(k) Plan") will receive a proxy card for all shares that are owned through the 401(k) Plan. That proxy card will serve as a voting instruction card for the trustee of the 401(k) Plan. If you do not vote this proxy, the trustee will not vote the shares credited to your 401(k) Plan account. In order to be timely processed, your voting instructions must be received by 11:59 p.m. (Eastern Time) on May 7, 2006.

Revocation of Proxies

        A proxy may be revoked at any time before it is voted by (i) sending written notice to our Secretary at the address set forth above, (ii) by delivering a revised proxy (by one of the methods described above) bearing a later date, or (iii) by voting in person at the annual meeting. If you have instructed a broker, trustee, or other nominee to vote your shares, you must follow the directions received from your broker, trustee, or other nominee to change those instructions. You may change your telephone or Internet vote as often as you wish following the procedures for telephone or Internet voting, as applicable.

Quorum; Vote Required

        A majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum. All shares that are voted "for" or "against" any matter, votes that are "withheld" for Class III nominees, abstentions, and "broker non-votes" are counted as present for the purpose of determining a quorum. If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.

        Under the laws of New York, our state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Although they are considered in determining the presence of a quorum, abstentions and "broker non-votes" will not be considered "votes cast" and, accordingly, will have no effect on the outcome of the vote.

        Directors are elected by a plurality of the votes cast at the meeting (that is, the three nominees receiving the greatest number of votes cast will be elected). Votes that are "withheld" will not have an effect on the outcome of the vote. The proposal to ratify the appointment of KPMG LLP as our independent registered public accountants and any other matter that may properly come before the meeting, requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and "broker non-votes" will not be treated as votes cast and, therefore, will have no effect on the outcome of the vote.

        In the event there is an insufficient number of shares of our common stock present in person or by proxy at the annual meeting to approve the two proposals set forth in this Proxy Statement, the Board will request approval to adjourn the meeting to a later date. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be more than 30 days after the date of the annual meeting.

        We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2006.

Other Matters

        The Board knows of no matter, other than those referred to in this notice of meeting and proxy statement, which will be presented at the meeting. If any other matters are properly brought before the meeting or any of its adjournments or postponements, the persons named in the proxy will vote them in accordance with their judgment on such matters.

Recommendations of the Board of Directors

        Our Board of Directors recommends a vote "FOR" the election of each of the Class III nominees and "FOR" the ratification of the appointment of KPMG LLP as Forest's independent registered public accountants for the year ending December 31, 2006.

Delivery of Documents to Security Holders Sharing an Address

        The Securities and Exchange Commission ("SEC") permits companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This method of delivery, often referred to as "householding," is meant to reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. We are not householding proxy materials for our shareholders of record in connection with the annual meeting, but we have been notified that certain intermediaries may household proxy materials. If you hold your shares of our common stock through a broker or bank that has determined to household proxy materials, only one proxy statement and 2005 Annual Report to Shareholders will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If your household is receiving multiple copies of our proxy statement and annual report, you can request delivery from your bank or broker of only a single copy of our proxy statement and annual report.

        We will promptly deliver to you a separate copy of the proxy statement and 2005 Annual Report to Shareholders if you so request by calling us at 303.812.1400, or by writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. You may also contact your bank or broker to make a similar request.

Access to Annual Report

        We refer you to our 2005 Annual Report to Shareholders enclosed with these proxy materials, which includes our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Our Annual Report on Form 10-K, including our financial statements, and any amendments and any documents incorporated by reference in our Annual Report on Form 10-K, will be sent to you without charge upon written request. If you would like to receive any additional information, please contact us in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or contact us by telephone at 303.812.1400. Alternatively, you may access the 2005 Annual Report on Forest's website at www.forestoil.com. The 2005 Annual Report to Shareholders is not considered a part of the proxy solicitation materials.

CORPORATE GOVERNANCE PRINCIPLES AND
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Independence

        Forest's Corporate Governance Guidelines provide that a majority of the Board will consist of independent directors. The Board has determined that William L. Britton, Cortlandt S. Dietler, Dod A. Fraser, Forrest E. Hoglund, James H. Lee, James D. Lightner, and Patrick R. McDonald are independent. Only directors who have been determined to be independent serve on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board uses the independence standards as adopted by the New York Stock Exchange ("NYSE") and the SEC in making these determinations and, based on information provided by the members, has determined that the members of each of these committees have no material relationship with Forest (either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with Forest) that may interfere with the exercise of their independence and meet the independence standards. Such independence standards are reflected in our Corporate Governance Guidelines.

Board Structure and Committee Composition

        As of the date of this proxy statement, our Board has eight members and the following four standing committees: (1) Audit Committee, (2) Compensation Committee, (3) Executive Committee, and (4) Nominating and Corporate Governance Committee. The membership and function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Forest's website at www.forestoil.com. During 2005 the Board held eight meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he served during 2005. Directors are encouraged to attend the annual meeting of shareholders. All of the directors attended the last annual meeting of shareholders. The following table identifies the members of the Board and the standing committees of the Board on which they serve as of the date of this proxy statement.

Name of Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Independent Directors:
William L. Britton				Member
Cortlandt S. Dietler		Member		Chair
Dod A. Fraser(1)	Chair			Member
Forrest E. Hoglund(2)		Member	Chair
James H. Lee	Member		Member
James D. Lightner		Chair
Patrick R. McDonald	Member
Employee Director:
H. Craig Clark			Member
Number of Meetings in 2005	7	5	6	3

(1)
The Board has determined that Mr. Fraser is an "audit committee financial expert" as defined under the applicable SEC rules.

(2)
Mr. Hoglund serves as non-executive Chairman of the Board.

        Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Forest's financial statements, Forest's compliance with legal and regulatory requirements, the independence and qualifications of Forest's independent registered public accountants, and the performance of Forest's internal audit function and independent registered public accountants. The Audit Committee has the authority to obtain advice and assistance, and receive appropriate funding, from Forest for outside legal counsel, or other advisers as the Audit Committee deems necessary, to carry out its duties. As set forth in the Corporate Governance Guidelines, no member of the Audit Committee may serve on more than three audit committees of public companies, including the Audit Committee of Forest. Among other things, the Audit Committee: appoints and determines the compensation of our independent registered public accountants; pre-approves audit services and non-audit services by our independent registered public accountants; reviews the scope of, process for, and results of the annual independent audit engagement; reviews and discusses with management and the independent registered public accountants our annual and quarterly financial statements; reviews with management our major financial risk exposures; reviews major changes, if any, to our accounting principles and practices; reviews our disclosure controls and procedures, internal controls and internal audit function, which reports to the Committee, and reviews the significant reports prepared by our internal auditors; consults with the independent registered public accountants regarding internal control matters and the procedures for our financial reporting processes; meets with management and our independent petroleum engineers to review the estimates of our oil and gas reserves; establishes and maintains procedures for the receipt, retention, and treatment of complaints concerning financial matters; prepares an annual report for inclusion in our proxy statement; and annually reviews and reassesses the Audit Committee charter. The Audit Committee consults separately and jointly with the independent registered public accountants, persons responsible for internal audit, and management. The Audit Committee also meets separately with our independent petroleum engineers to review our reserve estimates and the methodologies used in preparing these estimates. The report of the Audit Committee is included in this proxy statement under the caption "Report of the Audit Committee." The Audit Committee charter is available on our website.

        Compensation Committee.    The Compensation Committee discharges the Board's responsibilities relating to compensation of Forest's executive officers and directors, establishes Forest's overall compensation philosophy, prepares an annual report on executive compensation for inclusion in the annual proxy statement, and retains and approves the compensation of any compensation and benefits consultants. The principal functions of the Compensation Committee include: reviewing the compensation strategies for the officers and other Forest employees; determining the individual elements and compensation of the President and Chief Executive Officer; reviewing and approving the corporate goals and objectives relevant to executive officer compensation; and evaluating the performance of executive officers (either as a committee or with the other independent directors) and determining the elements and total compensation of these officers in accordance with the corporate goals and objectives. The Compensation Committee also administers and determines awards under our stock option, bonus, and other incentive and benefit programs. The report of the Compensation Committee is included in this proxy statement under the caption "Report of the Compensation Committee on Executive Compensation." The Compensation Committee charter is available on our website.

        Executive Committee.    The Executive Committee, between meetings of the Board, exercises the powers of our Board, except as prohibited by law. From time to time, the Board delegates responsibility for specific matters to the Executive Committee.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by taking a leadership role in shaping the governance structure of the Company. The Nominating and Corporate Governance Committee oversees the Company's corporate governance principles and recommends candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee identifies qualified candidates and makes recommendations to the Board for selection of the candidates for all directorships to be filled by the Board or by the shareholders at an annual or special meeting. The Nominating and Corporate Governance Committee will consider other candidates provided they are presented in accordance with the requirements of Forest's Bylaws or with the procedures outlined below, under the caption "Consideration of Director Nominees—Shareholder Nominees." The Committee also reviews and assists with the structure and composition of other Board committees. The Nominating and Corporate Governance Committee is also responsible for overseeing the evaluation of the Board, our President and Chief Executive Officer, and

other executive officers. As it deems appropriate, the Nominating and Corporate Governance Committee has authority to retain search firms to identify director candidates and approve their compensation. The Nominating and Corporate Governance Committee charter is available on our website.

        Non-Executive Chairman.    Mr. Hoglund serves as Forest's non-executive Chairman of the Board and presides at meetings of the Board. The Corporate Governance Guidelines provide for a non-executive independent Presiding Director in the event that the Chairman of the Board also holds the position of Chief Executive Officer.

Consideration of Director Nominees

        Director Qualifications.    The Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on Forest's Board. Under these criteria, all candidates must possess the following personal characteristics: integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of Forest's activities, and the willingness to commit the time and effort required, including attendance at all Board meetings and committee meetings of which he or she is a member.

        Forest's Corporate Governance Guidelines also contain standards with respect to the determination of director independence, and the Nominating and Corporate Governance Committee considers the independence standards as part of its process. In accordance with these standards, a director must have no material relationship with Forest, other than as a director, to be considered independent. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accountants.

        Identifying and Evaluating Nominees for Directors.    The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve on the Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination to the Board, including those recommended by shareholders, and will conduct appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the 2006 annual meeting. The Nominating and Corporate Governance Committee is responsible for recommending to the Board director nominees to be presented for election at meetings of the shareholders or of the Board. Shareholders may recommend possible director nominees for consideration by the Nominating and Corporate Governance Committee as indicated below. Shareholders may also nominate candidates for election to the Board at the annual meeting of shareholders by following the provisions set forth in Forest's Bylaws. The Corporate Governance Guidelines include the qualifications and skills required for directors and are available on Forest's website at www.forestoil.com.

        Shareholder Recommendations.    The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board as described above. In evaluating the recommendations of shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the director qualification criteria described above. Any shareholder recommendations for director nominees should include the candidate's name and qualifications, as well as the shareholder's name, and should be sent in writing to Forest, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or faxed to 303.812.1445.

        Shareholder Nominees.    Forest's Bylaws permit shareholders to nominate candidates for election to the Board at an annual meeting of shareholders. In order to nominate candidates, Forest's Bylaws provide that the proposal must be submitted in writing, in advance of the next annual meeting, in accordance with the deadlines established in the Bylaws. The nomination process is described below, under the caption "SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING."

Executive Sessions

        The Board holds executive sessions in connection with each regular meeting of the Board outside the presence of the Chief Executive Officer or any other management directors. The Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director) leads the executive sessions.

Communications with the Board

        Individuals may communicate with the Board by contacting the Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director), in writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. If any shareholder or third party has a complaint or concern regarding accounting, internal accounting controls, or auditing matters at Forest, they should send their complaint in writing to the Chairman of the Audit Committee in care of the Secretary at the address noted above.

Director Compensation

        Each non-employee director is entitled to receive an annual cash retainer of $50,000. In addition, each non-employee member of the Board who serves on the standing committees of the Board receives a cash retainer for such services. The Audit Committee members receive an annual retainer of $15,000 and the Chairman of the Audit Committee receives $30,000. Members of the other standing committees of the Board receive an annual cash retainer in the amount of $5,000 and the Chairmen of the other committees receive an amount equal to $10,000; however, members of the Executive Committee who are not Denver-area residents are paid a retainer of $15,000 instead of the other fees that would apply.

        In addition, each non-employee director receives a fully-vested stock option grant to purchase 5,000 shares of Forest common stock either on the date of his initial election or on the date of the annual meeting of shareholders, provided that no director may receive more than one option grant per year. Options to purchase 5,000 shares of our common stock were granted on May 10, 2005 to each of the non-employee directors under the 2001 Stock Incentive Plan, in each case with an exercise price of $38.24 per share. All non-employee directors are reimbursed by Forest for all costs incurred by them in their capacities as directors, including the costs of attending Board meetings and committee meetings.

        The following table provides information concerning compensation paid to non-employee directors during 2005. Mr. Clark, the only employee director, did not receive separate compensation for his service as a director.

Non-Employee Director Compensation Table for Fiscal 2005

Name	Board Cash Retainer	Chair Cash Retainer	Committee Cash Retainer	Total Cash Retainer	Equity Retainer (# Options)	$ Value of Option Grant(1)
William L. Britton	$50,000	$0	$5,000	$55,000	5,000	$101,700
Cortlandt S. Dietler(2)	50,000	15,000	2,500	67,500	5,000	101,700
Dod A. Fraser	50,000	30,000	5,000	85,000	5,000	101,700
Forrest E. Hoglund	50,000	15,000	5,000	70,000	5,000	101,700
James H. Lee	50,000	0	30,000	80,000	5,000	101,700
James D. Lightner(2)	50,000	5,000	2,500	57,500	5,000	101,700
Patrick R. McDonald	50,000	0	15,000	65,000	5,000	101,700

(1)
Monetary value is based on the Black-Scholes option pricing value on the date of grant. The annual stock option grants vest on the date of grant, have a term of 10 years, and are issued under Forest's 2001 Stock Incentive Plan. On March 2, 2006, Forest completed a spin-off transaction involving a wholly-owned subsidiary, which was subsequently merged with a subsidiary of Mariner Energy, Inc. The number and the exercise price of all outstanding stock options granted under Forest's equity incentive plans were adjusted to reflect the spin-off. The adjustment factor was based on average trading prices during 5-day periods immediately preceding and following the spin-off.

(2)
Mr. Dietler was Chairman of the Compensation Committee through May 9, 2005. Mr. Lightner became Chairman of the Compensation Committee on May 10, 2005.

Corporate Governance Guidelines and Code of Business Conduct

        Forest is committed to adhering to sound corporate governance principles. Forest has adopted codes of ethics and conduct for the directors and for the officers and employees, known as the Code of Business Conduct and Ethics for Members of the Board and the Proper Business Practices Policy, respectively. Forest has also adopted Corporate Governance Guidelines, which, in conjunction with the Certificate of Incorporation, Bylaws, and Board Committee charters, form the governance framework for Forest. The Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee. Each of these policies, the committee charters, and the governance guidelines, is available on Forest's website at www.forestoil.com. We also post on our website amendments to these policies and any waivers from these policies for our principal executive, financial, and accounting officers.

Director Indemnification and Insurance

        Forest's Restated Certificate of Incorporation limits the personal liability of our directors to the fullest extent permitted by the New York Business Corporation Law, as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (b) the director personally gained a financial profit or other advantages to which he was not legally entitled, or (c) the director's acts violated Section 719 of the Business Corporation Law, which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the Business Corporation Law will be jointly and severally liable for any injury resulting from such action.

        Forest carries directors and officers liability coverage designed to insure the directors and officers of Forest and its subsidiaries against certain liabilities incurred by them in the performance of their duties. The coverage is also designed to provide reimbursement in certain cases to Forest and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This coverage was originally purchased by Forest on May 24, 1978 and was most recently renewed on August 7, 2005, for a period of one year. The current program is led by the Hartford Insurance Group. In addition to the directors and officers liability program, Forest carries fiduciary liability and commercial crime coverage. We paid aggregate premiums of $765,637 for this insurance during 2005. No claims have been filed and no payments have been made to Forest or its subsidiaries or to any of their directors under these policies.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We currently have one class of voting securities outstanding. On March 22, 2006, there were 62,760,928 shares of our common stock outstanding, with each such share being entitled to one vote.

Security Ownership of Beneficial Owners

        The following table sets forth information as of March 15, 2006, concerning persons known to Forest to be the beneficial owner of more than 5% of outstanding shares of Forest common stock. This information is based on information filed with the SEC and information provided to Forest. The number of shares beneficially owned by each person is determined by SEC rules, and the information is not necessarily indicative of beneficial ownership for other purposes. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also shares that the person has the right to acquire as of May 14, 2006 (60 days after March 15, 2006), through the exercise of stock options or other rights.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
FMR Corporation 82 Devonshire Street Boston, MA 02109	9,315,035	(2)	14.84%
The Anschutz Corporation 2400 Qwest Tower 555 17th Street Denver, CO 80202	7,905,575	(3)	12.60%
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	3,838,821	(4)	6.12%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,759,288	(5)	5.99%

(1)
Based on 62,756,223 shares of common stock outstanding as of March 15, 2006.

(2)
FMR Corporation has shared investment and sole dispositive power with respect to these shares, and sole voting power with respect to 1,049,000 of these shares.

(3)
Based on information included in Forms 4 filed with the SEC through March 15, 2006, there were 5,704,394 shares held by The Anschutz Corporation subject to prepaid forward sales contracts, which are scheduled to terminate in 2009 and 2010. Anschutz retains sole voting power with respect to the shares covered by these contracts.

(4)
Wachovia Corporation has shared investment and shared dispositive power with respect to these shares.

(5)
T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of these shares, and sole voting power with respect to 930,699 of these shares.

Security Ownership of Management

        The following table shows, as of March 15, 2006, the number of shares of Forest common stock beneficially owned by:

  •
  Forest's directors and the director nominees;

  •
  the executive officers of Forest named in the Summary Compensation Table set forth below (under the caption "Executive Compensation"); and

  •
  all Forest directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. As described above, under these rules, beneficial ownership includes any shares as to which the person has shared or sole voting power or investment power and also any shares that such person has the right to acquire as of May 14, 2006 (60 days after March 15, 2006) through the exercise of any option or other rights.

	Aggregate Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Acquirable Within 60 Days(2)	Total	Percent of Class(3)
William L. Britton	2,720	37,150	39,870	*
H. Craig Clark	131,106	598,041	729,147	1.51
Cecil N. Colwell	16,665	78,128	94,793	*
Cortlandt S. Dietler	2,970	37,150	40,120	*
Dod A. Fraser	2,950	37,150	40,100	*
Forrest E. Hoglund	75,000	81,730	156,730	*
David H. Keyte	42,444	352,925	395,369	*
James H. Lee	6,185	37,150	43,335	*
James D. Lightner	5,650	14,860	20,510	*
Patrick R. McDonald	2,000	14,860	16,860	*
J.C. Ridens	15,582	21,548	37,130	*
Matthew A. Wurtzbacher	18,399	122,075	140,474	*
All current directors and executive officers as a group (16 persons, including 12 named above)	371,158	1,526,685	1,897,843	2.95%

*
The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

(1)
Amounts reported also include shares held for the benefit of certain executive officers by the trustee of Forest's 401(k) Plan as of March 15, 2006.

(2)
Reflects the number of shares that could be acquired as of May 14, 2006 (60 days after March 15, 2006) through the exercise of stock options under the terms of Forest's stock option plans. On March 2, 2006, Forest completed a spin-off transaction involving a wholly-owned subsidiary, which was subsequently merged with a subsidiary of Mariner Energy, Inc. The number and the exercise price of all outstanding stock options granted under Forest's equity incentive plans were adjusted to reflect the spin-off. The adjustment factor was based on average trading prices during 5-day periods immediately preceding and following the spin-off.

(3)
Based on 62,756,223 shares of common stock outstanding as of March 15, 2006.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Forest's Bylaws provide that the members of the Board shall be divided into three classes, Class I, Class II, and Class III, whose terms of office expire at different times in annual succession. The Bylaws allow the Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than six nor more than 15. Currently, our Board has eight members.

        Generally, each class of directors is elected for a term expiring at the annual meeting of shareholders to be held three years after the date of their election. There are three nominees for election as Class III directors at the annual meeting. Mr. Clark and Mr. Britton were elected at the 2003 annual meeting of shareholders, and Mr. Lightner was elected by the Board to serve as a director on July 16, 2004. Messrs. Clark, Britton, and Lightner have each been nominated to stand for re-election at the annual meeting to hold office until our 2009 annual meeting of shareholders and until their successors are elected and qualified. Information regarding the business experience of each of the nominees is provided below.

        Each nominee has indicated that they will be available to serve as a director. In the event any nominee should become unavailable to serve as a director, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

        The persons named as proxies in the enclosed proxy, who have been so designated by the Board, intend to vote "FOR" the election of each of the three Class III nominees unless otherwise instructed in the proxy.

        Information concerning the director nominees and each of our other directors who will hold office following the annual meeting, as of March 15, 2006, is set forth below:

Class III Nominees—For Election to Terms Expiring at the Annual Meeting of Shareholders in 2009

Name/Director Since/Age	Principal Occupation, Positions with Company, and Business Experience During Last Five Years
H. Craig Clark Director since 2003 Age 49	Mr. Clark has served as our President and Chief Executive Officer, and as a director of Forest since July 2003. Mr. Clark joined Forest in September 2001 and served as President and Chief Operating Officer through July 2003. Mr. Clark was employed by Apache Corporation, an oil and gas exploration and production company, from 1989 to 2001, where he served in various management positions, including Executive Vice President—U.S. Operations and Chairman and Chief Executive Officer of Pro Energy, an affiliate of Apache. Mr. Clark is a member of our Executive Committee.
William L. Britton Director since 1996 Age 71
Mr. Britton is a consultant with the law firm of Bennett Jones LLP. He served as a partner of Bennett Jones LLP from 1962 until December 2004, and was Managing Partner and Chairman from 1981 to 1997. Mr. Britton is Vice Chairman and Lead Director of ATCO Ltd. and Canadian Utilities Limited and Deputy Chairman of Akita Drilling Ltd. He is a director of ATCO Gas and Pipeline Ltd., Barking Power Limited, Thames Power Limited, Hanzell Vineyards, Limited, and The Denver Broncos Football Club. He is a member of our Nominating and Corporate Governance Committee.
James D. Lightner Director since 2004 Age 53
Mr. Lightner is a Partner and Chief Executive Officer of Orion Energy Partners, an oil and gas exploration and production company. From 1999 to 2004, Mr. Lightner served in various capacities with Tom Brown, Inc., an oil and gas exploration and production company, including Director, Chairman, Chief Executive Officer and President. Prior to 1999, he served as Vice President and General Manager of EOG Resources, Inc. Mr. Lightner is a director of W.H. Energy Services Inc., an oil field services company. He is the Chairman of our Compensation Committee.

Vote Required

        A plurality of the votes cast is required to elect the Class III nominees as directors.

        THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE CLASS III NOMINEES SET FORTH ABOVE.

CONTINUING MEMBERS OF THE BOARD:

Class II Directors—Terms Expiring at the Annual Meeting of Shareholders in 2008

Name/Director Since/Age	Principal Occupation, Positions with Company, and Business Experience During Last Five Years
Forrest E. Hoglund Director since 2000 Age 72	Mr. Hoglund joined the Board of Directors in 2000 and has served as our non-executive Chairman of the Board since September 2003. Mr. Hoglund has served as Chairman and Chief Executive Officer of SeaOne Maritime Corp., a natural gas transportation company, since December 2004. Mr. Hoglund has served as Chairman and Chief Executive Officer of Arctic Resources Company, Ltd., a natural gas pipeline company, since 2000. He served as Chairman of the Board of EOG Resources, Inc. from 1987 to 1999 and President from 1990 to 1996. Mr. Hoglund serves as Chairman of our Executive Committee and is a member of our Compensation Committee.
James H. Lee Director since 1991 Age 57
Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting firm, since 1984. Mr. Lee is a director of Frontier Oil Corporation, a crude oil refining and wholesale marketing company. He is a member of our Audit Committee and our Executive Committee.

Class I Directors—Terms Expiring at the Annual Meeting of Shareholders in 2007

Name/Director Since/Age	Principal Occupation, Positions with Company, and Business Experience During Last Five Years
Cortlandt S. Dietler Director since 1996 Age 84	Mr. Dietler has served as Chairman of the Board of TransMontaigne Inc., an independent provider of supply chain management for fuel, since April 1995 and served as Chief Executive Officer from 1995 to 1999. Mr. Dietler is a director of Hallador Petroleum Company, an oil and gas exploration and production company. Mr. Dietler is also a director of Cimarex Energy Co., an oil and gas exploration and production company. He is the Chairman of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee.
Dod A. Fraser Director since 2000 Age 55
Mr. Fraser is President of Sackett Partners Incorporated, a consulting company, and member of corporate boards, since 2000. Previously, Mr. Fraser was an investment banker; a General Partner of Lazard Freres & Co. and most recently a managing Director and Group Executive of Chase Manhattan Bank, now JP Morgan Chase, where he led the global oil and gas group. Mr. Fraser is a board member of Smith International, Inc., an oilfield service company, and Terra Industries, Inc., a nitrogen-based fertilizer company. Mr. Fraser serves as Chairman of our Audit Committee and is a member of our Nominating and Corporate Governance Committee.
Patrick R. McDonald Director since 2004 Age 48
Mr. McDonald has served as Chief Executive Officer, President and Director of Nytis Exploration Company, an oil and gas exploration company, since April 2003. From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. From 1987 to 1997, he served as Chairman, Chief Executive Officer, and President of a company that he founded, Interenergy Corporation, a natural gas gathering, processing, and marketing company. Mr. McDonald is a member of our Audit Committee.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed KPMG LLP, 707 Seventeenth Street, Suite 2700, Denver, Colorado 80202 as the independent registered public accounting firm to audit Forest's consolidated financial statements for the year 2006. Services provided to Forest by KPMG LLP during 2005 are described under "Principal Accountant Fees and Services" below. A representative of KPMG LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

        Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by independent registered public accountants in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Board, in its discretion, may appoint new independent registered public accountants at any time during the year if the Board believes that such a change would be in the best interest of Forest and its shareholders.

Vote Required

        Ratification of the appointment of KPMG LLP as Forest's independent registered public accounting firm for 2006 requires the affirmative vote of a majority of the votes cast.

        THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS FOREST'S INDEPENDENT PUBLIC ACCOUNTING FIRM. If the appointment is not ratified, the Board may consider whether it should select another independent public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The Audit Committee has appointed KPMG LLP as Forest's independent registered public accounting firm for 2006.

        The following table shows the fees paid or accrued by Forest for audit and other services provided by KPMG LLP for 2005 and 2004.

	2005	2004
Audit fees(1)	$1,667,705	$1,532,532
Audit-related fees(2)	381,450	222,561
Tax fees(3)	—	48,834

Total all fees	$2,049,155	$1,803,927

(1)
Audit fees for 2004 and 2005 consist of fees for professional services provided in connection with the audit of the consolidated financial statements, the audit of internal control over financial reporting reviews of our quarterly financial statements, statutory audits, reviews of registration statements, and issuance of consents, issuances of letters to underwriters.

(2)
Audit-related fees consist principally of transaction due diligence services, audits of carve-out financial information, employee benefit plan audits, and audits of statements of compliance with agreements.

(3)
Tax fees include fees for tax compliance, tax examination assistance, and tax consulting on sales transactions.

        The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and non-audit services not prohibited by law to be performed by Forest's independent registered public accounting firm and associated fees for any individual engagement not to exceed $40,000. Any such pre-approval of services and fees by the Chairman shall be reported to the full Audit Committee at its next regular meeting. All fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chairman of the Audit Committee under the noted delegation of authority.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its responsibilities for the oversight of the integrity of Forest's financial statements, its compliance with legal and regulatory requirements, the performance of the internal audit function and independent audit, and the independence and qualifications of Forest's independent registered public accountants who report directly to the Audit Committee. The Audit Committee operates under a charter approved by the Board. The full text of the Audit Committee charter is available on Forest's website at www.forestoil.com. As of the date of this report, the Audit Committee was comprised of three directors, each of whom has been determined to be independent within the meaning of rules adopted by the SEC, the listing standards of the NYSE, and Forest's Corporate Governance Guidelines.

        Forest's management has responsibility for preparing Forest's financial statements and the financial reporting process, including the system of internal controls. Forest's independent auditor, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States), and for issuing a report on the results of that independent audit.

        In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has met with management and KPMG LLP, and has reviewed and discussed the audited consolidated financial statements;

2.
The Audit Committee has discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380);

3.
The Audit Committee has received from and discussed with KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, regarding the firm's independence; and

4.
Based upon the review and discussions described in the preceding paragraphs (1) through (3) above, and the Audit Committee's review of the representations of management and KPMG LLP, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Forest's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

        The undersigned members of the Audit Committee have submitted this report to the Board.

Dod A. Fraser, Chairman James H. Lee Patrick R. McDonald

March 22, 2006

EXECUTIVE COMPENSATION

        The following table discloses compensation received by Forest's Chief Executive Officer and Forest's other most highly paid executive officers at the end of 2005 (collectively, the "named executive officers") and their compensation from Forest for each of the years ending December 31, 2005, 2004 and 2003.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
H. Craig Clark President and Chief Executive Officer	2005 2004 2003	$500,000 462,500 418,628	$500,000 450,000 375,000	$364 1,661 1,108	$3,685,600 1,112,900 0	0 140,000 156,600	$50,716 86,109 29,689
David H. Keyte Executive Vice President and Chief Financial Officer	2005 2004 2003	355,000 337,750 317,000	340,000 240,000 200,000	448 550 0	1,382,100 306,050 0	0 60,000 30,000	38,876 63,476 29,831
Cecil N. Colwell Senior Vice President—Worldwide Drilling	2005 2004 2003	227,500 201,764 180,500	150,000 105,000 100,000	0 0 0	460,700 122,420 0	0 21,000 12,100	22,400 34,500 13,986
J.C. Ridens* Senior Vice President—Southern Region	2005 2004	256,667 179,006	190,000 80,000	0 0	460,700 153,025	0 33,000	19,588 22,036
Matthew A. Wurtzbacher Senior Vice President—Corporate Planning and Development	2005 2004 2003	227,500 201,667 175,150	160,000 110,000 100,000	462 1,585 0	460,700 153,025 0	0 30,000 20,200	19,172 32,796 12,847

*
Mr. Ridens joined Forest in 2004 as Senior Vice President.

(1)
Unless otherwise noted, bonus amounts for 2005 consist of payments made in 2006 based upon corporate and individual performance during 2005. For the fiscal years covered by the above table, Mr. Clark and Mr. Ridens elected to defer, on a discretionary basis salary and bonus under Forest's salary deferral compensation plans. Mr. Clark deferred bonus amounts in 2004 and 2003 in the amount of $67,500 and $93,750, respectively. In 2005, Mr. Ridens elected to defer $25,667 in salary and he deferred a bonus amount of $20,000 in 2004.

(2)
Amounts shown for 2005 include: (i) perquisites and other personal benefits if the value of these items exceeded the lesser of $50,000 or 10% of the reported salary and bonus of the named executive officer; and (ii) grossed-up reimbursements for taxes due on certain benefits.

(3)
For 2005, the dollar amounts shown represent the value of time-based restricted stock awarded to the named executives under Forest's 2001 Stock Incentive Plan, which is calculated by multiplying the total number of restricted shares by the fair market value of Forest's common stock on December 19, 2005, the date of grant. The fair market calculation does not reflect any adjustments for risk of forfeiture or restrictions on transferability. The restricted shares vest on the third anniversary of the date of grant or, if earlier, upon a corporate change, as defined in the restricted stock agreement. A holder of restricted shares has all the rights of a holder of shares of common stock, including the right to receive dividends. The following table reflects restricted shares awarded to each of the named executive officers in 2005 and fair market value on the date of grant.

Officer	Date of Grant	Restricted Shares Granted	Fair Market Value on Date of Grant ($/Share)
H. Craig Clark	12/19/05	80,000	$46.07
David H. Keyte	12/19/05	30,000	46.07
Cecil N. Colwell	12/19/05	10,000	46.07
J.C. Ridens	12/19/05	10,000	46.07
Matthew A. Wurtzbacher	12/19/05	10,000	46.07

  The following table shows the aggregate number of restricted shares held by the named executive officers that had not vested and were subject to risk of forfeiture and the value of all such shares on December 30, 2005. The total fair market value is determined by multiplying the number of unvested restricted shares by $45.57, the December 30, 2005 closing price for Forest common stock.

Officer	Total Restricted Shares	Total Fair Market Value
H. Craig Clark	120,000	$5,468,400
David H. Keyte	40,000	1,822,800
Cecil N. Colwell	14,000	637,980
J.C. Ridens	15,000	683,550
Matthew A. Wurtzbacher	15,000	683,550
(4)
The following table reflects other compensation received by the named executive officers during 2005:

Name	Employer Matching Contribution to 401(k) Plan	Employer Matching Contribution to Executive Deferred Compensation Plan	Executive Deferred Compensation Preferential Interest(a)	Group Term Life Insurance(b)
H. Craig Clark	$2,917	$32,083	$14,771	$945
David H. Keyte	6,900	17,950	13,081	945
Cecil N. Colwell	4,900	11,025	4,385	2,090
J.C. Ridens	6,592	11,375	340	1,281
Matthew A. Wurtzbacher	6,825	9,100	2,761	486
  (a)
  Preferential interest represents the difference between the interest rate paid on the officer's account balance during 2005 and a market rate determined in accordance with SEC rules. Excess contributions to the 401(k) Plan are matched in accordance with the limits set forth in the 401(k) Plan, but without regard to the Internal Revenue Code limitations. During 2005, Forest recorded a liability for matching contributions and accrued interest on each participant's account balance in the executive deferred compensation plan at the rate of 1% per month.

  (b)
  Taxable value of group term life over $50,000.

Stock Option Grants During 2005

        No stock options were granted in 2005 to our Chief Executive Officer or our four other most highly compensated executive officers. Forest does not have any outstanding stock appreciation rights.

Aggregated Option Exercises in 2005 and Outstanding Stock Option Values as of December 30, 2005

        The following table shows Forest stock options exercised and value realized during 2005 by each of the named executive officers, the number of shares covered by both exercisable and non-exercisable stock options, and the value of the options as of December 30, 2005. Year-end values are based on a price per share of $45.57, the closing price of Forest common stock on December 30, 2005. Year-end values do not reflect the actual amounts, if any, that may be realized upon the future exercise of remaining stock options and should not be considered indicative of our future stock performance.

			Number of Securities Underlying Unexercised Options at 12/30/05 (#)(2)		Value of Unexercised In-the-Money Options at 12/30/05 (#)(2)(3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Craig Clark	0	$0	363,300	183,300	$7,200,915	$3,789,215
David H. Keyte	27,750	880,400	220,000	60,000	4,350,963	1,175,100
Cecil N. Colwell	10,100	197,353	46,300	21,800	832,858	424,963
J.C. Ridens	0	0	8,250	24,750	155,586	466,759
Matthew A. Wurtzbacher	0	0	72,100	32,600	1,458,634	645,569

(1)
The realized value is based on the difference between the market value of the shares purchased on the date of exercise of shares and the option exercise price multiplied by the number of shares covered by the exercised option.

(2)
The figures shown are as of December 30, 2005. On March 2, 2006, Forest completed a spin-off transaction involving a wholly-owned subsidiary, which was subsequently merged with a subsidiary of Mariner Energy, Inc. The number and the exercise price of all outstanding stock options granted under Forest's equity incentive plans were adjusted to reflect the spin-off. The adjustment factor was based on average trading prices during 5-day periods immediately preceding and following the spin-off.

(3)
Market value of shares covered by in-the-money options on December 30, 2005, less the option exercise price. Options are in-the-money if the market value of the shares covered by the option is greater than the option exercise price.

Equity Compensation Plan Information

        The following table summarizes certain information, as of December 30, 2005, relating to Forest's equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,647,507(2)	$27.7934	519,411(3)
Equity compensation plans not approved by security holders	0	0	0

Total(4)(5)	2,647,507		519,411

(1)
This column does not reflect the purchase price of shares that may be purchased pursuant to the Forest 1999 Employee Stock Purchase Plan. Shares issuable pursuant to outstanding phantom stock units issued under the 2001 Stock Incentive Plan are not included in the calculation of weighted-average exercise price.

(2)
Includes shares underlying outstanding stock options to purchase shares under Forest's 2001 Stock Incentive Plan and a 1996 Stock Incentive Plan that expired in March 2002, and includes an aggregate of 72,350 shares issuable under phantom stock unit awards granted under Forest's 2001 Stock Incentive Plan.

(3)
Includes shares available for issuance under Forest's 2001 Stock Incentive Plan and Forest's Employee Stock Purchase Plan. As of December 30, 2005, 330,147 shares of common stock were available for future issuance under the 2001 Stock Incentive Plan and 189,264 shares of common stock were available for future issuance under the Employee Stock Purchase Plan.

(4)
Does not include stock options that Forest assumed under the Forcenergy 1999 Stock Plan of Forcenergy Inc, which terminated in 2000. There are options exercisable for 3,078 shares of Forest common stock outstanding under the Forcenergy 1999 Stock Plan with a weighted average exercise price of $12.50 per share.

(5)
The amount shown is as of December 30, 2005. On March 2, 2006, Forest completed a spin-off transaction involving a wholly-owned subsidiary, which was subsequently merged with a subsidiary of Mariner Energy, Inc. The number and the exercise price of all outstanding stock options granted under Forest's equity incentive plans were adjusted to reflect the spin-off. The adjustment factor was based on average trading prices during 5-day periods preceding and following the spin-off.

Pension Plan

        We have a qualified, non-contributory defined benefit pension plan. Benefit accruals under this plan were suspended effective as of May 31, 1991.

        The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the pension plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:

	Estimated Maximum Annual Pension Benefits(2)
	Years of Service
Remuneration(1)
	10	20	30
$100,000	$36,846	$48,060	$53,400
200,000	73,692	96,120	106,800
300,000	79,282	103,412	114,902
400,000	79,282	103,412	114,902

(1)
The level of compensation used to determine benefits payable under the pension plan is the participant's annual base salary prior to May 31, 1991.

(2)
Normal retirement benefits attributable to our contributions are limited under certain provisions of the Internal Revenue Code of 1986, as amended, to $170,000 in 2005, and increased annually thereafter for cost of living adjustments.

        The amount of our contribution, payment, or accrual in respect to any specified person in the pension plan is not and cannot readily be separately or individually calculated by the pension plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period that produces the highest amount, plus 21% of those earnings prorated over 20 years of credited service, and one-half of 1% of those earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. The relevant 60-month period must occur during the last 15 years prior to the earlier of retirement or May 31, 1991, when benefit accruals ceased. There is no offset for Social Security benefits. These benefits are payable for life with a 10-year certain period, or the actuarial equivalent of that benefit.

        Benefit accruals under this plan were suspended effective May 31, 1991. The years of credited service for the named executive officers participating in this plan are as follows: David H. Keyte—four years, and Cecil N. Colwell—three years. The estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of these officers is: David H. Keyte—$5,097 and Cecil N. Colwell—$2,524. The other named executive officers, H. Craig Clark, J.C. Ridens and Matthew A. Wurtzbacher, will not receive benefits under this plan because their employment commenced after benefit accruals were suspended.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

        Severance Agreements.    We have entered into severance agreements with each of the named executive officers. With respect to Messrs. Clark, Keyte, Colwell, and Wurtzbacher, the severance agreements provide for benefits for termination without cause and for termination following a "change of control" of Forest. These severance agreements provide that if a named executive's employment is terminated either (a) by Forest for reasons other than cause or other than as a consequence of death, disability, or retirement, or (b) by the executive for reasons of significant change in responsibilities, a reduction in annual base salary, or a diminution in comparable benefits or, in the case of a change of control, in addition to the foregoing, for reasons of a change in the executive's principal place of employment or a diminution in eligibility for comparable compensation plans, the executive will receive certain payments and benefits. Mr. Ridens was recently hired in 2004, and his form of severance agreement only provides for benefits in the event of a change of control. All of the severance agreements expire on December 14, 2007, subject to possible extensions for successive 30-month terms.

        In the case of termination of the employment of a named executive officer by Forest under circumstances described above, that does not occur within two years of a change of control, these severance benefits include (a) continued payment of the executive's base salary for a term of months equal to the whole number of times that the executive's base salary can be divided by $10,000, limited to 30 months (such amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment) and (b) continued coverage of the executive and his or her eligible dependents under Forest's medical and dental benefit plans throughout the payment term without any cost to the executive (such coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period). As a condition to receiving the benefits described in this paragraph, the executive must agree not to compete with or solicit employees of Forest for a period of two years following his termination.

        If a named executive officer's employment with Forest is terminated under the circumstances described above within two years after the date upon which a change of control occurs, Forest would be obligated to take certain actions, including: (a) pay the executive an amount equal to 2.5 times the total of his annual base salary plus the annual bonus most recently paid; (b) continue coverage of the executive and his or her eligible dependents under Forest's medical and dental benefit plans for up to 30 months without any cost to the executive (such coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period); (c) accelerate the vesting of all outstanding options and cause any accrued benefits under any non-qualified deferred compensation plans to become immediately non-forfeitable; (d) cause outstanding options to remain exercisable for a period of twelve months following the last day of employment (but in no event will an option be exercisable for a longer period than the original term of the option or a shorter period than already provided for under the terms of the option); and (e) pay the executive an annual bonus under Forest's annual incentive bonus plan based on partial year results in an amount to be determined by the Compensation Committee on or before the date of the change of control. If any payment or distribution to the executive, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on "excess parachute payments," under the severance agreement Forest will be obligated to pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

Deferred Compensation Plans

        Forest has an Executive Deferred Compensation Plan (the "Executive Plan") pursuant to which certain officers may participate and defer a portion of their compensation after contributing the maximum allowable amount to the 401(k) Plan. The Executive Plan is not funded, but Forest records a liability for matching contributions and accrues interest on each participant's account balance. During 2005, Forest recorded a liability and accrued interest on each participant's account balance at a rate of 1% per month and, effective January 1, 2006, the rate was changed to .5% per month. The Executive Plan is administered by the Compensation Committee.

        In addition to the Executive Plan, Forest has two salary deferred compensation plans and a change of control deferred compensation plan. These plans are administered by the Compensation Committee and are not funded. Eligibility to participate in the salary deferred compensation plans is limited to officers and directors of Forest. The salary deferred compensation plans have been frozen for purposes of future deferrals of new compensation. The change of control plan is limited to officers and has not been implemented. This plan allows participants to make one-time deferrals of compensation that they would otherwise receive upon a change in control.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of three independent directors: Cortlandt S. Dietler, Forrest E. Hoglund, and James D. Lightner. We had no compensation committee interlocks with any other entity during 2005.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board ("Committee") has furnished the following report on executive compensation for fiscal 2005.

  What is the role of the Committee in establishing compensation?

        The charter of the Committee, which is available on Forest's website, states that the purpose of the Committee is:

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  to assist the Board in fulfilling its responsibility to shareholders by taking a leadership role in the design and administration of executive compensation programs,

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  the annual evaluation of the performance of the Chief Executive Officer ("CEO") and executive management, and

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  the recommendation of the annual compensation of executive management.

        The Committee's specific authority and responsibilities are as follows:

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  to establish and review Forest's overall compensation philosophy,

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  to review and approve Forest's goals and objectives relevant to the compensation of the CEO and other executive officers, including their annual performance objectives, to evaluate the performance of such officers in light of these criteria, either as a committee or together with the other independent directors (as directed by the Board), and to determine and approve the annual salary, bonus, stock options, and other benefits, direct and indirect, of the CEO and other executive officers based on this evaluation,

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  to review and make recommendations to the Board with respect to Forest's incentive-compensation plans and equity-based plans,

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  to review and approve all equity compensation plans of Forest that are not otherwise subject to the approval of Forest's shareholders,

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  to approve, or review and make recommendations to the Board regarding, all awards of shares or share options pursuant to Forest's equity-based plans,

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  to review and monitor employee pension, profit-sharing, and benefit plans,

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  to make recommendations to the Board with regard to Forest's compensation and benefit programs and practices for employees, and

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  to produce a compensation committee report on executive compensation as required by the SEC to be included in Forest's annual proxy statement or annual report on Form 10-K filed with the SEC.

        In carrying out its responsibilities, the Committee is authorized to engage, and has engaged, outside advisers to consult with it as the Committee deems appropriate. The Committee has the sole authority to approve related fees and retention terms.

  What are the objectives of Forest's executive compensation policies?

        The overall goal of the Committee is to design and administer an executive compensation program that is consistent with Forest's strategic business and financial objectives and that enables Forest to attract, motivate, and retain executive personnel as deemed necessary to maximize return to shareholders. Although these principles apply to all executive officers and the design of the compensation program, the

Committee also considers individual factors in determining the appropriate mix of compensation for each officer. The program currently consists of the following three primary components:

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  an annual base salary,

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  an annual incentive bonus, and

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  periodic grants of longer term stock options or restricted stock.

  How are base salaries determined for executive officers?

        The purpose of base salary is to create cash compensation for executive officers that is competitive in the industry and will enable Forest to attract, motivate, and retain capable executives. In the fourth quarter of 2005, the Committee reviewed the base salaries of Forest's executive officers. While considering adjustments to the base salaries of the executive officers, the Committee reviewed data on salary increases in the oil and gas industry for 2005 and the most recent salary increase for each of the officers. The Committee also reviewed with the President and Chief Executive Officer the responsibilities and performance of each of the executives in relation to the increases proposed, and the full Board reviewed in executive session the performance of the President and Chief Executive Officer. The Committee also discussed salary survey data for each executive position. Salary increases for certain executive officers were approved as of October 1, 2005 and future dates as determined by the Committee. See "Executive Compensation—Summary Compensation Table" for the fiscal 2005 salaries of the most highly compensated executive officers of Forest.

  How were bonuses for fiscal 2005 determined for executive officers?

        The annual incentive bonuses for fiscal 2005 were awarded under the terms of the Annual Incentive Plan for 2005 that was adopted by the Committee. The 2005 plan was filed with the SEC on March 1, 2005. The 2005 plan was designed to meet the following objectives:

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  provide an annual incentive plan framework that was performance-driven and focused on objectives that were critical to Forest's success in 2005,

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  offer competitive cash compensation opportunities to all key employees, and

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  reward outstanding achievement.

        The 2005 plan generally provided for annual incentive awards determined primarily on the basis of Forest's results under selective financial, operating, and other performance measures.

        The framework of the 2005 plan was similar to annual incentive plans utilized in the past. Each year, Forest, under the annual incentive plan, establishes the threshold, target, and outstanding performance levels on each performance measure and its appropriate weighting. These performance measures and their weighting are reviewed annually in light of changing Forest priorities and strategic objectives. Specifically, awards under the 2005 plan were based upon the success of business units and corporate staff of Forest in achieving the objectives established by the Committee and included in the plan. These goals were derived, in part, from Forest's 2005 business plan.

        For 2005, performance measures were established for total shareholder return, cash costs, acquisitions, production, and rate of return on capital investments. Each participant in the 2005 plan had a target bonus expressed as a percentage of his or her base salary. The participant's target bonus was to be paid if all of the 2005 goals and objectives were met and the individual's performance merited a bonus. Each goal represents a percentage of the target amount. In 2005, the weightings for each participant were 20% for each goal. The Committee established the target bonus percentage for each executive participant in the plan after taking into account the importance of the position held by that participant to the success of Forest and published compensation surveys and information obtained from compensation consultants.

In March 2006, the Committee approved cash bonus awards under the 2005 plan in the aggregate amount of $1,785,000 for all of the executive officers, as a group, including Mr. Clark. The full Board reviewed Mr. Clark's performance in executive session and the Committee granted a bonus award to Mr. Clark of 100% of his year-end base salary as a result of achievement of goals. The annual target bonuses for the other named executive officers ranged from 60% to 75% of their base salaries and the bonus awards paid ranged from approximately 62% to 91% of base salary and were based upon performance and upon executive compensation survey data for the oil and gas industry.

        How was other performance-based compensation for fiscal 2005 determined for executive officers?

        The purpose of Forest's long-term incentives is to align an executive's compensation with an executive's contribution to the success of Forest in creating shareholder value. Long-term compensation comprises a substantial portion of each executive officer's total compensation and provides incentives that encourage the executive officers to own Forest's stock and tie their long-term economic interest directly to those of Forest's shareholders. Long-term compensation can be provided in many forms, including restricted stock and stock options. Restricted stock and stock options also allow executive officers to have equity ownership in Forest and to share in the appreciation in value of Forest's stock over time. In particular, the stock options only have value if Forest's stock appreciates from the date the options are granted.

        During 2005, options were granted to employees throughout Forest to purchase an aggregate of 145,700 shares. The option exercise price in each case was equal to the mean price of Forest's common stock on the NYSE on the date of the grant. As of March 15, 2006 Forest's overhang was approximately 6.9%. During 2005, the named executive officers were granted no options.

        In 2005, the Compensation Committee considered and determined to grant an aggregate of 548,000 shares of restricted stock to U.S. officers and employees, and 72,350 phantom stock units to Canadian employees. The named executive officers received an aggregate of 140,000 shares of restricted stock. See "Executive Compensation—Summary Compensation Table" for a summary of these restricted stock awards. The restricted stock vests 100% on the third anniversary of the date of the award and is subject to forfeiture restrictions. This decision to make awards was based on the Committee's recognition of (i) Forest's performance in 2005 compared to its peer group and the services that each of the named executive officers had performed for Forest during 2005, (ii) an increasingly competitive atmosphere in 2005 for qualified executives in the energy sector, (iii) a general shift in the sector toward restricted stock, and (iv) a need to increase the retentive aspects of Forest's compensation structure. The Committee noted the increase in shareholder value during 2005 and the months leading up to the completion of the spin-off transaction when determining the cash and equity incentive awards for the executive officers.

        Are there other compensation programs in which the executive officers participate?

        Forest has adopted a retirement savings plan (the "401(k) Plan"). The 401(k) Plan is designed to encourage employees to save for the future. This compensation program generally is not linked to Forest's performance. The 401(k) Plan provides Forest's U.S. employees with the opportunity to contribute certain eligible earnings on a pre-tax basis to an account investing in various investment options. Employees may elect to contribute up to 80% of their eligible compensation, subject to certain limitations. Forest matches employee contributions up to 7% of an employee's total eligible compensation at a rate of 100% for the first 7% of salary contributed, with Forest's contributions vesting for newly-hired employees over a period of five years.

        During 2005, Forest contributed a total of $28,134 to the 401(k) Plan on behalf of the named executive officers. Forest also has adopted an executive deferred compensation plan. Once the maximum Forest match allowable under the 401(k) Plan has been made, the remainder of the match is contributed to this plan. During 2005, Forest contributed a total of $81,533 to the executive deferred compensation plan on behalf of the named executive officers. See "Executive Compensation—Summary Compensation Table" for contribution information with respect to each of the named executive officers.

        How is Forest addressing the Internal Revenue Code limits on deductibility of compensation?

        The Committee considers the expected tax treatment to Forest and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation expenses in excess of $1 million to any individual in any fiscal year, although certain qualifying performance-based compensation is not subject to the limits on deductibility. The Committee currently considers the deductibility under Section 162(m) of compensation of its executives to the extent reasonably practical and consistent with Forest's objectives but may approve compensation that does not fall within these requirements. The Committee may authorize compensation that results in amounts above the limits if it determines that such compensation is in the best interests of Forest. In addition, the limitation may affect the future grant of restricted stock and stock options.

        What is the Committee's overall assessment of Forest's executive compensation policies and programs?

        Forest's executive compensation is intended to be linked to, and commensurate with, Forest's performance and with shareholder expectations. The Committee believes that the executive compensation policies and programs described in this report serve the interests of Forest and its shareholders.

Dated: March 22, 2006	Submitted by the Compensation Committee,
James D. Lightner, Chairman* Cortlandt S. Dietler* Forrest E. Hoglund

*
Mr. Dietler served as Chairman of the Compensation Committee through May 9, 2005. Mr. Lightner was elected Chairman of the Compensation Committee on May 10, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 1998, Forest purchased certain oil and gas assets from The Anschutz Corporation (Anschutz), including two concessions in South Africa. Over the years, the parties have entered into agreements concerning the development of these concession blocks. Anschutz currently beneficially owns 12.6% of our common stock. In March 2003, Forest entered into a Participation Agreement regarding the development of offshore South Africa acreage, including the Ibhubesi Gas Field, with The Petroleum Oil and Gas Corporation of South Africa (Pty) Limited (PetroSA) and Anschutz Overseas South Africa (Pty) Limited (Anschutz Overseas), an affiliate of Anschutz. As of February 28, 2006, the parties' interests in these South African concessions were as follows: Forest, 53.2%; Anschutz Overseas, 22.8%; and PetroSA, 24.0%. Forest is the operator of these concession blocks and is reimbursed by the partners for exploration expenditures and general, technical, and administrative overhead. In connection with the drilling program covering the offshore acreage, including portions of the Ibhubesi Gas Field, during 2005 Forest reimbursed Anschutz Overseas and its affiliate approximately $642,000 for seismic services related to the South African drilling activities. At December 31, 2005 Forest also had an outstanding payable balance due to the Anschutz affiliates representing taxes refunded by the South African government. The tax refund amounts, approximately $2,905,000, will be paid to the Anschutz affiliates or will be applied against existing and future receivables arising from the South African drilling program activities, including joint interest billings. At December 31, 2005, Anschutz Overseas and its affiliate had an outstanding joint interest billing balance of approximately $2,621,000.

        Also, during 2005, we paid $70,018 to Anschutz for corporate transportation utilized for business purposes, which amount includes $46,287 for aircraft usage in 2004. Transportation charges were based on actual usage.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers and directors, as well as certain persons who own more than 10% of our common stock, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of common stock with the SEC and the NYSE, and to furnish us with copies of the reports.

        Based solely on Forest's review of the reports and written representations received from the directors and executive officers, Forest believes that, during 2005, all of its directors and executive officers complied with all Section 16(a) filing requirements.

STOCK PERFORMANCE GRAPH

        The graphs below show the cumulative total shareholder return assuming the investment of $100 on the date specified for each graph (and the reinvestment of dividends thereafter) in each of Forest common stock, the S&P 500 Index, and the Dow Jones U.S. Exploration and Production Index. We believe that the Dow Jones U.S. Exploration and Production Index is meaningful because it is an independent, objective view of the performance of other similarly-sized energy companies.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG FOREST OIL CORPORATION, THE S & P 500 INDEX,
AND THE DOW JONES U.S. EXPLORATION & PRODUCTION INDEX

COMPARISON OF 14-MONTH CUMULATIVE TOTAL RETURN**
AMONG FOREST OIL CORPORATION, THE S & P 500 INDEX,
AND THE DOW JONES U.S. EXPLORATION & PRODUCTION INDEX(1)

*
Assumes $100 invested on 12/31/00 in stock or index, reinvestment of dividends, and a fiscal year ending December 31.

**
Assumes $100 invested on 12/31/04 in stock or index, reinvestment of dividends.

(1)
As discussed in the Compensation Committee Report above, in determining cash and equity incentive matters for the executive officers, the Compensation Committee considered, among other things, Forest's performance and shareholder value during 2005 and the months leading up to the completion of the spin-off of Forest's Gulf of Mexico operations on March 2, 2006.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

        Any proposal that a shareholder wishes to include in Forest's proxy materials for the 2007 annual meeting of shareholders, in accordance with the regulations of the SEC, must be received by no later than December 5, 2006. The proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be mailed to Forest in care of Cyrus D. Marter IV, Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202 or sent to the Secretary via facsimile at 303.812.1445.

        Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2007 annual meeting of shareholders, but does not seek to include in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws, and must be received at our principal executive offices no earlier than January 4, 2007, and not later than February 3, 2007. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Article I of Forest's Bylaws and must be submitted in writing and mailed to Forest in care of Cyrus D. Marter IV, at the address shown above.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS REFERRED TO BELOW	Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

If you choose not to vote via telephone or the Internet, please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required if mailed within the United States.

Proposal 1.	Proposal to elect three Class III directors to serve until our 2009 Annual Meeting of Shareholders.
	01 H. Craig Clark 02 William L. Britton 03 James D. Lightner	FOR ALL ☐	WITHHELD* ☐

*To withhold authority to vote for all three nominees, check the box marked "Withheld". To withhold authority to vote for any individual Class III nominee, strike a line through the nominee's name in the list above.
		FOR	AGAINST	ABSTAIN
Proposal 2.	Proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2006.	☐	☐	☐
In addition, I hereby authorize such proxies to vote my shares in their discretion as to any other matters that may come before the Annual Meeting.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.		MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES "FOR" EACH OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE ANNUAL MEETING.

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If signed by a partnership, please sign in the partnership name by authorized person.

Signature	Signature	Date

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/fst Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY

FOREST OIL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS

        I have received the Proxy Statement dated April 4, 2006 of Forest Oil Corporation and hereby appoint H. Craig Clark and Cyrus D. Marter IV, and each of them, as my proxies, with full power of substitution and resubstitution, to represent me at the Annual Meeting of Shareholders of the Company to be held on May 10, 2006 (and at any adjournments or postponements of the Annual Meeting), and to vote all shares of common stock that I would be entitled to vote if personally present at the Annual Meeting, or any adjournment or postponement of the meeting, in the manner specified below (or, if I do not specify how to vote, to vote all of my shares FOR each of the proposals described below and to vote in the discretion of the proxies as to any other matters coming before the Annual Meeting.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Forest Oil Corporation account online.

Access your Forest Oil Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Forest Oil Corporation now makes it easy and convenient to get current information on your shareholder account.

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